As filed with the Securities and Exchange Commission on May 14, 2007 Registration No. 333- 141640

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO.2
FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER SEMICONDUCTOR LTD.
(Exact name of Registrant as specified in its charter)

Israel (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

P.O. Box 619
Migdal Haemek, Israel, 23105
972-4-650-6611
(Address and telephone number of Registrant’s principal executive offices)

Tower Semiconductor USA
4300 Stevens Creek Blvd., Suite 175
San Jose, California 95129
Tel: 408-551-6500
Facsimile: 408-551-6509
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

DAVID H. SCHAPIRO, ESQ	SHELDON KRAUSE, ESQ.
ARI FRIED, ESQ	Eilenberg, Krause & Paul LLP
Yigal Arnon & Co.	11 East 44th Street
1 Azrieli Center	New York, NY 10017
Tel Aviv, 67021 Israel	Tel: 212-986-9700
Tel: 972-3-608-7856

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.C. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED MAY __, 2007

PROSPECTUS

47,012,993 Ordinary Shares

        This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus of up to 47,012,993 ordinary shares, including 28,207,796 ordinary shares issuable upon exercise of outstanding warrants held by the selling stockholders.

        The selling stockholders may sell all or any portion of these ordinary shares in one or more transactions through (i) Nasdaq, the Tel Aviv Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise; (ii) directly to purchasers or through agents, brokers, dealers or underwriters; (iii) at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices; or (iv) or any other means described in the section entitled “Plan of Distribution.”

         Our ordinary shares are listed on the NASDAQ Global Market under the symbol “TSEM” and on the Tel Aviv Stock Exchange in Israel under the symbol “TSEM.” On May 13, 2007, the last reported sale price of our ordinary shares on the NASDAQ Global Market was $1.81 per share and on the Tel Aviv Stock Exchange was NIS 7.249 per share.

        The securities offered hereby involve a high degree of risk. See “Risk Factors” beginning on page 2.

        None of the U.S. Securities and Exchange Commission, the Israeli Securities Authority or any state securities commission have approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus. Any representation to the contrary is a criminal offense under the laws of the United States and the laws of the State of Israel.

The date of this prospectus is May __, 2007

ABOUT TOWER SEMICONDUCTOR LTD.

        We are a pure-play independent wafer foundry dedicated to the manufacture of semiconductors, strategically focused on embedded non-volatile memory, complementary metal oxide semiconductor (CMOS) image sensor, mixed signal and radio frequency CMOS (RFCMOS) technologies. Typically, pure-play foundries do not offer products of their own, but focus on producing integrated circuits, or ICs, based on the design specifications of their customers. We manufacture semiconductors using advanced production processes for our customers primarily based on third party designs and our own proprietary designs. We currently offer the manufacture of ICs with geometries ranging from 1.0 to 0.13-micron. We also provide complementary technical services and design support. ICs manufactured by us are incorporated into a wide range of products in diverse markets, including consumer electronics, personal computers, communications, automotive, industrial and medical device products.

        Our company was founded in 1993, when we acquired National Semiconductor's 150-mm wafer fabrication facility, or Fab 1, and commenced operations as an independent foundry with a production capacity of approximately 5,000 wafers per month. Since then, we have significantly modernized our Fab 1 facility and equipment, which has improved our process geometries to range from 1.0-micron to 0.35-micron and enhanced our process technologies to include CMOS image sensors, embedded flash and mixed-signal technologies. Depending on the process technology and product mix, as of March 31, 2007, Fab 1 is able to achieve capacity levels of approximately 16,000 wafers per month.

        In January 2001, we commenced construction of a new, state-of-the-art wafer fabrication facility, which we refer to as Fab 2, located in Migdal Haemek, Israel and adjacent to our first facility, Fab 1. In 2003, we completed the infrastructure of Fab 2 and commenced production wafer shipments from this Fab. Fab 2 is designed to operate in geometries of 0.18-micron and below, using advanced materials and advanced CMOS technology licensed from Freescale and Toshiba and other technologies that we developed and will develop independently or with development partners. Production capacity of Fab 2 as of March 31, 2007 was approximately 19,000 wafers per month. Depending on the process technology and product mix, when fully ramped-up we estimate that Fab 2 will be able to achieve capacity levels of up to approximately 40,000 wafers per month.

        Manufacturing or production capacity refers to installed equipment capacity in our facilities and is a function of the process technology and product mix being manufactured because certain processes require more processing steps than others. All information herein with respect to the wafer capacity of our manufacturing facilities is based upon our estimate of the effectiveness of the manufacturing equipment and processes in use or expected to be in use during a period and the actual or expected process technology mix for such period. Unless otherwise specifically stated, all references herein to “wafers” in the context of capacity in Fab 1 are to 150-mm wafers and in Fab 2 are to 200-mm wafers.

        Our manufacturing facilities and executive offices are located in the Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, and our telephone number is 972-4-650-6611.

        Additional information about us and our operations may be found at our web site: www.towersemi.com. Information on our website is not incorporated by reference in this prospectus.

RISK FACTORS

        An investment in our securities is speculative and involves a high degree of risk. Therefore, you should not invest in our securities unless you are able to bear a loss of your entire investment. You should carefully consider the following factors as well as the other information contained in this prospectus before deciding to invest in our securities. This prospectus and statements that we may make from time to time may contain forward-looking information. There can be no assurance that actual results will not differ materially from our expectations, statements or projections. Factors that could cause actual results to differ from our expectations, statements or projections include the risks and uncertainties relating to our business described below. The information in this prospectus is complete and accurate as of this date, but the information may change after the date of this prospectus.

        Risks Affecting Our Business

If we do not have sufficient funds to fully equip Fab 2 and/or if we do not complete the equipment installation, technology transfer and ramp-up of production in Fab 2, our business will be materially adversely affected.

        Fab 2 production capacity as of March 31, 2007 was approximately 19,000 wafers per month. In March 2006, our board of directors approved a plan to ramp-up Fab 2 production capacity to approximately 24,000 wafers per month which we are currently implementing. Depending on the process technology and product mix, when fully ramped-up, we estimate that Fab 2 will be able to achieve capacity levels of approximately 40,000 wafers per month. Our determination as to the timing of the implementation of the ramp-up of Fab 2 and the increase in Fab 2’s production levels above 24,000 wafers per month is dependent on prevailing and forecasted market conditions and our ability to fund these increases. We have not commenced, and there can be no assurance when or if we will commence, the acquisition, installation, equipping and financing necessary in order for production at our Fab 2 facility to exceed 24,000 wafers per month. The ramp-up of Fab 2 is a substantial and complex project. If we cannot fund the ramp-up of Fab 2 or otherwise successfully complete the ramp-up of Fab 2, including the plan approved by our board of directors in March 2006, we may be unable to meet our customers’ production demands and as a result we may lose customers and may not attract new ones. In addition, if we do not execute the acquisition, installation and equipping necessary in order for production at our Fab 2 facility to exceed 24,000 wafers per month or otherwise cannot successfully complete the ramp-up of Fab 2, we will not fully utilize the substantial investment made in constructing Fab 2, which will adversely affect our financial results. In order to fully ramp-up Fab 2 from approximately 24,000 wafers per month, we currently estimate we would need to raise approximately up to $120 million. We will also need to continue to develop new process technologies in order to suit our customers’ needs. In addition, we have and may in the future experience difficulties that are customary in the installation, functionality and operation of equipment during manufacturing. Failures or delays in obtaining and installing the necessary equipment, technology and other resources may delay the completion of the ramp-up of Fab 2 and add to its cost, which would have a material adverse effect on our business and results of operations.

If the Investment Center will not approve our request for a new expansion program, we would be required to seek alternative financing sources to complete the ramp-up of Fab 2, which may not be available. Our not completing investments in the amount of $1.25 billion by the end of 2005 may result in the Investment Center requiring us to repay all or a portion of the grants already received, and if we are unable to refund such grants, we may have to cease our operations.

        In connection with Fab 2, we received approval for grants and tax benefits from the Investment Center of the Israeli Ministry of Industry, Trade and Labor (Investment Center) under its Approved Enterprise Program. Under the terms of the approval, we were eligible to receive grants of 20% of up to $1.25 billion invested in Fab 2 plant and equipment, or an aggregate of up to $250 million. As of March 31, 2007, we received a cumulative amount of approximately $163 million in grants from the Investment Center in relation to Fab 2. Our eligibility to receive grants was with respect to investments in Fab 2 plant and equipment made by the end of 2005. Any failure by us to meet the conditions of our grants may result in the cancellation of all or a portion of our grants to be received and tax benefits and in the Investment Center requiring us to repay all or a portion of grants already received. We did not complete investments in the amount of $1.25 billion by the end of 2005, mainly since we reduced our rate of annual investments as a result of our decision to slow-down the ramp-up of our Fab 2 facility in order to align our capital investments with market conditions in the semiconductor industry. Israeli law limits the ability of the Investment Center to extend this time limitation, unless approved through an expansion plan. Under Israeli law, our not completing investments in an amount of $1.25 billion by the end of 2005 may permit the Investment Center to require us to repay all or a portion of grants already received. We have been holding discussions with the Investment Center to achieve satisfactory arrangements to approve a new expansion program to commence as of January 1, 2006. During the period from January 1, 2006 until March 31, 2006, we have invested approximately $160 million in Fab 2 plant and equipment. In 2005, at the Investment Center’s request, we submitted a revised business plan to the Investment Center for the period commencing January 1, 2006. Currently, we cannot estimate when we will receive a formal response to our request for a new expansion program to commence as of January 1, 2006 or if the Investment Center will approve our request. If the Investment Center will not approve our request for a new expansion program, we would be required to seek alternative financing sources to further ramp-up Fab 2 capacity from approximately 24,000 wafers per month, which may not be available. While there can be no assurance that we will obtain the Investment Center's approval for the new expansion program, we believe that it is improbable that the Investment Center would demand that we repay all or a portion of grants already received due to our not completing investments in an amount of $1.25 billion by the end of 2005. If we would have to repay the Investment Center all or a portion of grants already received, we would need to seek alternative financing sources to refund the grants we received and if we do not succeed in finding such alternative financing sources, we may have to cease our operations.

If our future operations do not increase or if we fail to raise additional funding, we may be unable to repay our debt on a timely basis.

        There is no assurance that our future operations will increase or that we will succeed in raising additional funding required for the completion of the ramp up of Fab 2 and the repayment of our short-term and long-term debt, which consists mainly of bank debt, trade accounts payable and convertible debentures. As a result, our ramp-up of Fab 2 may be delayed and we may be unable to repay on time or repay at all our short-term and long-term debt, which may significantly harm our financial results or cause us to cease our operations. In accordance with our amended facility agreement with Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M., our banks, we are required to repay principal in the amount of approximately $369 million in 12 quarterly installments between September 2009 and June 2012. In the event that we will not be in compliance with the repayment schedule set forth in our amended facility agreement and we are unsuccessful in negotiating a revised repayment schedule or our banks do not waive our non-compliance, pursuant to the terms of our amended facility agreement, our banks may require us to immediately repay all loans made by them to us, plus penalties, and they would be entitled to exercise the remedies available to them under our credit amended facility, including enforcement of their lien against all our assets. This would have a material adverse effect on our company. In addition, we cannot assure you we will be successful at negotiating price reductions and arrangements to slow down or postpone payments to our suppliers and service providers, or negotiating revised repayment schedules of our other debt, when we have liquidity problems.

The cyclical nature of the semiconductor industry and the resulting periodic overcapacity have adversely affected our business in the past, resulting in a history of losses; downward price pressure may seriously harm our business.

        The semiconductor industry has historically been highly cyclical. Historically, companies in the semiconductor industry have expanded aggressively during periods of increased demand. This expansion has frequently resulted in overcapacity and excess inventories, leading to rapid erosion of average sale prices. We expect this pattern to repeat itself in the future. The overcapacity and downward price pressures characteristic of a prolonged downturn in the semiconductor market may not allow us to operate at a profit, even at full utilization, and could seriously harm our financial results and business.

We have a history of operating losses and expect to operate at a loss for the foreseeable future; our facilities must operate at high utilization rates for us to reduce our losses.

        We have operated at a loss for the last number of years. Because fixed costs represent a substantial portion of the operating costs of semiconductor manufacturing operations, we must operate our facilities at high utilization rates for us to reduce our losses. We began construction of Fab 2 in 2001 and Fab 2 operations began in 2003. Our losses since 2003 are due primarily to significant depreciation and amortization expenses related mainly to Fab 2, as well as financing and operating expenses which have not yet been offset by a sufficient increase in the level of our sales. If we do not succeed in operating our facilities at high utilization rates, we expect to continue to operate at a loss for the foreseeable future, which may adversely affect our business and company.

Our operating results fluctuate from quarter to quarter which makes it difficult to predict our future performance.

        Our revenues, expenses and operating results have varied significantly in the past and may fluctuate significantly from quarter to quarter in the future due to a number of factors, many of which are beyond our control. These factors include, among others:

—	The cyclical nature of both the semiconductor industry and the markets served by our customers;

—	Changes in the economic conditions of geographical regions where our customers and their markets are located;

—	Shifts by integrated device manufacturers (IDMs) and customers between internal and outsourced production;

—	Inventory and supply chain management of our customers;

—	The loss of a key customer, postponement of an order from a key customer, failure of a key customer to pay accounts receivables in a timely manner or the financial condition of our customers;

—	The occurrence of accounts receivables write-offs;

—	The rescheduling or cancellation of large orders or planned capital expenditures;

—	Our ability to satisfy our customers' demand for quality and timely production;

—	The timing and volume of orders relative to our available production capacity;

—	Our ability to obtain raw materials and equipment on a timely and cost-effective basis;

—	Environmental events or industrial accidents such as fires or explosions;

—	Our susceptibility to intellectual property rights disputes;

—	Our ability to continue with existing and to enter into new partnerships and technology and supply alliances on mutually beneficial terms;

—	Actual capital expenditures exceeding planned capital expenditures;

—	Interest and currency rate fluctuations that may not be adequately hedged;

—	Technological changes and short product life cycles;

—	Timing for designing and the qualification of new products; and

—	New accounting rules affecting our results.

        Due to the factors noted above and other risks discussed in this section, many of which are beyond our control, you should not rely on quarter to quarter comparisons to predict our future performance. Unfavorable changes in any of the above factors may seriously harm our company, including our operating results, financial condition and ability to maintain our operations.

The lack of a significant backlog resulting from our customers not placing purchase orders far in advance makes it difficult for us to forecast our revenues in future periods.

        Our customers generally do not place purchase orders far in advance, partly due to the cyclical nature of the semiconductor industry. As a result, we do not typically operate with any significant backlog. The lack of a significant backlog makes it difficult for us to forecast our revenues in future periods. Moreover, since our expense levels are based in part on our expectations of future revenues, we may be unable to adjust costs in a timely manner to compensate for revenue shortfalls. We expect that in the future our revenues in any quarter will continue to be substantially dependent upon purchase orders received in that quarter and in the immediately preceding quarter. We cannot assure you that any of our customers will continue to place orders with us in the future at the same levels as in prior periods. If orders received from our customers differ from our expectations with respect to the product, volume, price or other items, our operating results, financial condition and ability to maintain our operations may be adversely affected.

Our sales cycles may be long and, as a result, orders received may not meet our expectations which may adversely affect our operating results.

        Our sales cycles, which measure the time between our first contact with a customer and the first shipment of product orders to the customer, vary substantially and may last as long as two years or more, particularly for new technologies. In addition, even after we make initial shipments of prototype products, it may take several more months to reach full production of the product. As a result of these long sales cycles, we may be required to invest substantial time and incur significant expenses in advance of the receipt of any product order and related revenue. If orders ultimately received differ from our expectations with respect to the product, volume, price or other items, our operating results, financial condition and ability to maintain our operations may be adversely affected.

Demand for our foundry services is dependent on the demand in our customers’ end markets.

        We are ramping-up Fab 2 based on our expectations of customer demand and our financial resources. In order for demand for our wafer fabrication services to increase, the markets for the end products using these services must develop and expand. For example, the success of our imaging process technologies will depend, in part, on the growth of markets for certain image sensor product applications. Because our services may be used in many new applications, it is difficult to forecast demand. If demand is lower than expected, we may have excess capacity, which may adversely affect our financial results. If demand is higher than expected, we may be unable to fill all of the orders we receive, which may result in the loss of customers and revenues.

If we do not attract additional customers, our business may be adversely affected.

        During the three months ended March 31, 2006, approximately 61% of our business was generated by five significant customers that contributed 33%, 11%, 7%, 5% and 5% of our revenues, respectively. We expect to continue to receive a significant portion of our revenue from a limited number of customers for the foreseeable future. Loss or cancellation of business from, or decreases in, the sales volume or sales prices to our significant customers, could seriously harm our financial results, revenues and business. Since the sales cycle for our services typically exceeds one year, if our customers order significantly fewer wafers than forecasted, we will have excess capacity that we may not be able to sell in a short period of time, resulting in lower utilization of our facilities. We may have to reduce prices in order to try to sell the excess capacity. In addition to the revenue loss that could result from unused capacity or lower sales prices, we might have difficulty adjusting our costs to reflect the lower revenues in a timely manner, which could harm our financial results.

We depend on a relatively small number of products for a significant portion of our revenues.

        From time to time, a significant portion of our revenue is generated from a small number of very high volume products that are shipped to volatile consumer-oriented markets. The volume of orders of such products may adversely change or demand for such products may be abruptly discontinued. We expect that in the foreseeable future we will continue to be dependent upon a relatively limited number of products for a significant portion of our revenue due to the nature of our business. We cannot assure you that revenue generated from these products, individually or in the aggregate, will reach or exceed historical levels in any future period. A decrease in the price of, or demand for, any of these products could negatively impact our financial results.

If we do not receive orders from our wafer partners we may have excess capacity.

        We have committed a portion of our Fab 2 capacity for future orders. During the ramp-up of Fab 2, our capacity commitments to our wafer partners, which are SanDisk Corporation, Alliance Semiconductor Corporation, Macronix International Co. Ltd. and Quicklogic Corporation, are limited to approximately 50% of our Fab 2 capacity. Furthermore, we have committed to reserve for SanDisk volume quantities of 0.13 micron wafers during 2007 and 2008 and have granted SanDisk a right of first refusal on a portion of our expected 0.13 micron manufacturing capacity in 2009. Parties to whom we have committed capacity are generally not obligated to utilize or pay for all or any portion of their allocated capacity, and generally provide and confirm their orders to us less than one month before the production start date. If these parties do not place orders with us, and if we are unable to fill such unutilized capacity, our financial results may be adversely affected.

If we do not maintain and develop our technology processes and services, we will lose customers and may not be able to attract new ones.

        The semiconductor market is characterized by rapid change, including the following:

—	rapid technological developments;

—	evolving industry standards;

—	changes in customer and product end user requirements;

—	frequent new product introductions and enhancements; and

—	short product life cycles with declining prices as products mature.

        In order to maintain our current customer base and attract new customers, we must continue to advance our manufacturing process technologies. We are developing and introducing to production specialized process technologies. Our ability to achieve and maintain profitable operations depends on the successful development and introduction to production of these processes, which we may not achieve in a timely manner or at all.

If we do not compete effectively, we will lose business to our competitors.

        The semiconductor foundry industry is highly competitive. We compete with more than ten independent dedicated foundries, the majority of which are located in Asia-Pacific, including foundries based in Taiwan, China, Korea and Malaysia, and with over twenty integrated semiconductor and end-product manufacturers that allocate a portion of their manufacturing capacity to foundry operations. The foundries with which we compete benefit from their close proximity to other companies involved in the design and manufacture of integrated circuits, or ICs. If we do not compete effectively, our business and results of operations may be adversely affected. Many of our competitors may have one or more of the following competitive advantages over us:

—	greater manufacturing capacity;

—	multiple and more advanced manufacturing facilities;

—	more advanced technological capabilities;

—	a more diverse and established customer base;

—	greater financial, marketing, distribution and other resources;

—	a better cost structure; and/or

—	better operational performance in cycle time and yields.

We have a large amount of debt which could have significant negative consequences.

        We have a large amount of long-term debt, which could have significant negative consequences. As of March 31, 2007, we had approximately $369 million of bank debt and approximately $90 million of convertible debt. Our current and future indebtedness could have significant negative consequences, including:

—	requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness;

—	increasing our vulnerability to general adverse economic and industry conditions;

—	limiting our ability to obtain additional financing;

—	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

—	placing us at a competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources; and/or

—	affecting our ability to make interest payments and other required debt service on our indebtedness.

If we fail to satisfy the covenants set forth in our amended credit facility, our banks will be able to call our loans.

        Our credit facility, under which we are required to repay principal in the amount of approximately $369 million, requires that we comply with certain financial ratios and covenants. Should we fail to comply with our revised ratios and covenants, and our banks do not waive our non-compliance, pursuant to the terms of the credit facility agreement, our banks may require us to immediately repay all loans made by them to us, plus penalties, and they would be entitled to exercise the remedies available to them under the credit facility, including enforcement of their lien against all our assets. This would have a material adverse effect on our company.

Israeli banking laws may impose restrictions on the total debt that we may borrow from our banks.

        Pursuant to a directive published by the Israel Supervisor of Banks, effective March 31, 2004, we may be deemed part of a group of borrowers comprised of the Ofer Brothers Group, Israel Corp., and other companies which are also included in such group of borrowers pursuant to the directive, including companies under the control or deemed control of these entities. The directive imposes limitations on amounts that banks may lend to borrowers or groups of borrowers. Should our banks exceed these limitations, they may limit our ability to borrow other money in the future and may require us to return some or all of our outstanding borrowings (which were approximately $369 million), which may have a material adverse effect on our business, financial condition and results of operations.

If we experience difficulty in achieving acceptable device yields, product performance and delivery times as a result of manufacturing problems, our business will be adversely affected.

        The process technology for the manufacture of semiconductor wafers is highly complex, requires advanced and costly equipment and is constantly being modified in an effort to improve device yields, product performance and delivery times. Microscopic impurities such as dust and other contaminants, difficulties in the production process, defects in the key materials and tools used to manufacture a wafer and other factors can cause wafers to be rejected or individual semiconductors on specific wafers to be non-functional. We have from time to time experienced production difficulties that have caused delivery delays or returns and lower than expected device yields. We may also experience difficulty achieving acceptable device yields, product performance and product delivery times in the future as a result of manufacturing problems. Any of these problems could seriously harm our operating results, financial condition and ability to maintain our operations.

If we are unable to purchase equipment and raw materials, we may not be able to manufacture our products in a timely fashion, which may result in a loss of existing and potential new customers.

        To complete the ramp-up of our Fab 2 facility and to maintain the quality of production in our facilities, we must procure new equipment. In periods of high market demand, the lead times from order to delivery of manufacturing equipment could be as long as 12 to 18 months. In addition, our manufacturing processes use many raw materials, including silicon wafers, chemicals, gases and various metals, and require large amounts of fresh water and electricity. Manufacturing equipment and raw materials generally are available from several suppliers. In many instances, however, we purchase equipment and raw materials from a single source. Shortages in supplies of manufacturing equipment and raw materials could occur due to an interruption of supply or increased industry demand. Any such shortages could result in production delays that could have a material adverse effect on our business and financial condition.

Our exposure to currency exchange and interest rate fluctuations and inflation may increase our cost of operations.

        Almost all of our cash generated from operations and our financing and investing activities is denominated in U.S. dollars and New Israeli Shekels, or NIS. Our expenses and costs are denominated in NIS, U.S. dollars, Japanese Yen and Euros. We are, therefore, exposed to the risk of currency exchange rate fluctuations.

        The dollar amount of our operations, which is denominated in NIS, is influenced by the timing of any change in the rate of inflation in Israel and the extent to which such change is not offset by the change in valuation of the NIS in relation to the U.S. dollar. Outstanding principal and interest on some of our convertible debentures is linked to the Israeli consumer price index (CPI) and therefore, our dollar costs will increase if inflation in Israel exceeds the devaluation of the NIS against the U.S. dollar, or if the timing of such devaluation lags behind inflation in Israel.

        Our borrowings under our Fab 2 credit facility provide for interest based on a floating LIBOR rate, thereby exposing us to interest rate fluctuations. Furthermore, if our banks incur increased costs in financing our Fab 2 credit facility due to changes in law or the unavailability of foreign currency, our banks may exercise their right to increase the interest rate on our Fab 2 credit facility as provided for in the credit facility agreement.

        We regularly engage in various hedging strategies to reduce our exposure to some, but not all, of these risks and intend to continue to do so in the future. However, despite any such hedging activity, we are likely to remain exposed to interest rate and exchange rate fluctuations and inflation, which may increase the cost of our operating and financing activities.

We depend on intellectual property rights of third parties and failure to maintain or acquire licenses could harm our business.

        We depend on third party intellectual property in order for us to provide foundry and design services to our clients. If problems or delays arise with respect to the timely development, quality and provision of such intellectual property to us, the design and production of our customers’ products could be delayed, resulting in underutilization of our capacity. If any of our third party intellectual property right vendors go out of business, liquidate, merge with, or are acquired by, another company that discontinues the vendor’s previous line of business, or if we fail to maintain or acquire licenses to such intellectual property for any other reason, our business may be adversely affected. In addition, license fees and royalties payable under these agreements may impact our margins and operating results.

Failure to comply with the intellectual property rights of third parties or to defend our intellectual property rights could harm our business.

        Our ability to compete successfully depends on our ability to operate without infringing on the proprietary rights of others and defending our intellectual property rights. Because of the complexity of the technologies used and the multitude of patents, copyrights and other overlapping intellectual property rights, it is often difficult for semiconductor companies to determine infringement. Therefore, the semiconductor industry is characterized by frequent litigation regarding patent, trade secret and other intellectual property rights. There are no lawsuits currently pending against us regarding the infringement of patents or intellectual property rights of others nor are we currently a plaintiff in any such action against other parties. However, we have been subject to such claims in the past, all of which have been resolved through license agreements, the terms of which have not had a material effect on our business.

        Because of the nature of the industry, we may continue to be a party to infringement claims in the future. In the event any third party were to assert infringement claims against us or our customers, we may have to consider alternatives including, but not limited to:

—	negotiating cross-license agreements;

—	seeking to acquire licenses to the allegedly infringed patents, which may not be available on commercially reasonable terms, if at all;

—	discontinuing use of certain process technologies, architectures, or designs, which could cause us to stop manufacturing certain integrated circuits if we were unable to design around the allegedly infringed patents;

—	fighting the matter in court and paying substantial monetary damages in the event we lose; or

—	seeking to develop non-infringing technologies, which may not be feasible.

        Any one or several of these developments could place substantial financial and administrative burdens on us and hinder our business. Litigation, which could result in substantial costs to us and diversion of our resources, may also be necessary to enforce our patents or other intellectual property rights or to defend us or our customers against claimed infringement of the rights of others. If we fail to obtain certain licenses or if litigation relating to alleged patent infringement or other intellectual property matters occurs, it could prevent us from manufacturing particular products or applying particular technologies, which could reduce our opportunities to generate revenues.

        As of December 31, 2006, we held 60 patents worldwide. We intend to continue to file patent applications when appropriate. The process of seeking patent protection may take a long time and be expensive. We cannot assure you that patents will be issued from pending or future applications or that, if patents are issued, they will not be challenged, invalidated or circumvented or that the rights granted under the patents will provide us with meaningful protection or any commercial advantage. In addition, we cannot assure you that other countries in which we market our services and products will protect our intellectual property rights to the same extent as the United States. Further, we cannot assure you that we will at all times enforce our patents or other intellectual property rights or that courts will uphold our intellectual property rights, or enforce the contractual arrangements that we have entered into to protect our proprietary technology, which could reduce our opportunities to generate revenues.

We could be seriously harmed by failure to comply with environmental regulations.

        Our business is subject to a variety of laws and governmental regulations in Israel relating to the use, discharge and disposal of toxic or otherwise hazardous materials used in our production processes. If we fail to use, discharge or dispose of hazardous materials appropriately, or if applicable environmental laws or regulations change in the future, we could be subject to substantial liability or could be required to suspend or adversely modify our manufacturing operations.

We are subject to the risk of loss due to fire because the materials we use in our manufacturing processes are highly flammable.

        We use highly flammable materials such as silane and hydrogen in our manufacturing processes and are therefore subject to the risk of loss arising from fires. The risk of fire associated with these materials cannot be completely eliminated. We maintain insurance policies to reduce losses caused by fire, including business interruption insurance. If any of our fabs were to be damaged or cease operations as a result of a fire, or if our insurance proves to be inadequate, it would reduce our manufacturing capacity and revenues.

Possible product returns could harm our business.

        Products manufactured by us may be returned within specified periods if they are defective or otherwise fail to meet customers’ prior agreed upon specifications. Product returns in excess of established provisions may have an adverse effect on our business and financial condition.

We may be required to repay grants to the Investment Center that we received in connection with Fab 1.

        We received grants and tax benefits for Fab 1 under the government of Israel Approved Enterprise program. As of December 31, 2001, we completed our investments under our Fab 1 program and are no longer entitled to any further investment grants for future capital investments in Fab 1. We have agreed that if we do not achieve Fab 1 revenues of $90 million for 2003 and $100 million for 2004 and maintain at Fab 1 at least 600 employees for 2003 and 625 employees for 2004, subject to prevailing market conditions, we will, if demanded by the Investment Center, be required to repay the Investment Center up to approximately $2.5 million. Since our actual level of Fab 1 revenues and employees for 2003 and 2004 were not in compliance with the above mentioned levels, we may be required to repay the Investment Center up to approximately $2.5 million.

We are subject to risks related to our international operations.

        We have made substantial sales to customers located in Asia-Pacific and in Europe. Because of our international operations, we are vulnerable to the following risks:

—	we price our products primarily in U.S. dollars; if the Euro, Yen or other currencies weaken relative to the U.S. dollar, our products may be relatively more expensive in these regions, which could result in a decrease in our sales;

—	the need to comply with foreign government regulation;

—	general geopolitical risks such as political and economic instability, potential hostilities and changes in diplomatic and trade relationships;

—	natural disasters affecting the countries in which we conduct our business;

—	reduced sales to our customers or interruption in our manufacturing processes in Asia Pacific that may arise from regional issues in Asia;

—	imposition of regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

—	adverse tax rules and regulations;

—	weak protection of our intellectual property rights; and

—	delays in product shipments due to local customs restrictions.

Our business could suffer if we are unable to retain and recruit qualified personnel.

        We depend on the continued services of our executive officers, senior managers and skilled technical and other personnel. Our business could suffer if we lose the services of some of these personnel and we cannot find and adequately integrate replacement personnel into our operations in a timely manner. We seek to recruit highly qualified personnel and there is intense competition for the services of these personnel in the semiconductor industry. Competition for personnel may increase significantly in the future as new fabless semiconductor companies as well as new semiconductor manufacturing facilities are established. We may need to review employee compensation competitiveness with the purpose of retaining our existing officers and employees and attracting and retaining additional personnel, including granting large packages of options to purchase our ordinary shares.

        Risks Related to Our Securities

Our stock price may be volatile in the future.

        The stock market, in general, has experienced extreme volatility that often has been unrelated to the operating performance of particular companies. In particular, the stock prices for many companies in the semiconductor industry have experienced wide fluctuations, which have often been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the market price of our ordinary shares, regardless of our actual operating performance.

        In addition, it is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our securities may under perform or fall.

        Issuance of additional shares pursuant to our Fab 2 financing plans and arrangements and the terms of outstanding securities which are exercisable or convertible into shares may dilute the interest of our shareholders. We may also issue in the future additional shares and/or securities which are exercisable or convertible into shares.

        As of March 31, 2007, we have approximately 120.9 million ordinary shares outstanding and have outstanding securities convertible or exercisable into up to approximately 247.7 million ordinary shares. As of March 31, 2007, up to approximately 100.4 million additional ordinary shares may be issued upon the conversion of our 2002 outstanding convertible debentures, 2005 outstanding convertible debentures, 2006 outstanding convertible debentures and upon exercise of warrants held by some of our major shareholders and others including warrants to purchase approximately 9.4 million ordinary shares at an exercise price of $2.04 per share and warrants to purchase approximately 18.8 ordinary shares at an exercise price of $1.70 per share in a private placement (which shares are covered by this prospectus). Additionally, in September 2006, we issued equity equivalent capital notes to our banks and to Israel Corp., which are convertible into 51,973,684 and 65,789,474 of our ordinary shares, respectively.

        In addition, as of March 31, 2007, we had outstanding employee and directors options to purchase up to approximately 29.6 million shares at a weighted average exercise price of $1.86. We have also entered into a number of agreements which may result in our issuing large numbers of shares, particularly if we complete the transactions contemplated by these agreements at a time when our share price is low. For example, we have agreed that our three major wafer partners may elect to convert, on a quarterly basis, for purchase orders placed through 2006, wafer credits we have issued to them into our ordinary shares rather than use these credits to reduce their cash payments for wafers manufactured in Fab 2, based on the average trading price of our ordinary shares during the 15 consecutive trading days preceding the last day of the relevant quarter. As of March 31, 2007, we had issued approximately 4.8 million of our ordinary shares to SanDisk Corporation and approximately 2.6 million ordinary shares to Alliance Semiconductor upon conversion of approximately $12 million of wafer credits. We expect that approximately up to $4.7 million credits may be further converted into our ordinary shares. Following the reduction of the interest rate applicable to the quarterly actual interest payments on our outstanding loans to our banks following the closing of the September 2006 amendment to our facility agreement, we have agreed to issue shares or convertible securities to our banks in January 2011.

        Further our audit committee and board of directors and shareholders approved the grant of options to our CEO, such that during the 24 month period ending in May 2008, the CEO will hold options to purchase shares that represent 4% of our shares on a fully diluted basis. The options will vest in equal amounts over 4 years commencing from May 2006. Our board of directors further approved the allocation of additional options to be made to our employees if the total number of employee options, including the options to our CEO, during a 24 month period ending in May 2008 will represent less than 8% of the our shares on a fully diluted basis.

        If we obtain Investment Center approval for an expansion plan (see Risk Factors – “If the Investment Center will not approve our request for a new expansion program, we would be required to seek alternative financing sources to complete the ramp-up of Fab 2, which may not be available…”), we will still need to raise considerable additional funds from other sources to finance the ramp-up of Fab 2 to exceed capacity of 24,000 wafers per month, should we decide to further increase Fab 2‘s capacity, for which we currently estimate we would need to raise approximately up to $120 million to fully ramp-up Fab 2. We regularly engage in discussions with potential investors in order to attract them to make investments in our company. However, no understandings have been reached with respect to the amount of any investment or the terms of any investment and there can be no assurance that any investment will be made. These investments may be for shares or for securities convertible into shares, which would materially dilute the holdings of our current shareholders.

Market sales of large amounts of our shares eligible for future sale may lower the price of our ordinary shares.

        Of our approximately 120.9 million outstanding ordinary shares as of March 31, 2007, approximately 59 million are freely tradable and held by non-affiliates under U.S. securities laws. In addition, certain of our affiliates (Israel Corp., SanDisk Corporation, Alliance Semiconductor, and Macronix International) hold approximately 43 million of our shares, of which (i) approximately 3.3 million are registered for resale and are therefore freely tradable under U.S. securities laws, (ii) approximately 36.4 million are currently eligible for sale subject to the time, volume and manner of sale limitations of Rule 144 promulgated under the U.S. Securities Act of 1933, as amended, and (iii) approximately 64,000 shares held by Alliance Semiconductor and approximately 3.3 million shares held by SanDisk Corporation, will become eligible for sale subject to the volume and manner of sale limitations of Rule 144 during 2007. Shares held by these affiliates are subject to the share transfer restrictions set forth in the shareholders agreement to which they are a party and which remain in effect through January 2008. As of March 31, 2007, up to approximately 26.7 million additional shares issuable upon the conversion of our 2005 convertible debentures are held by non-affiliates or are registered for resale and are therefore freely tradable under U.S. securities laws. In addition, approximately 9.2 million shares issuable upon the exercise of warrants we granted to our banks are registered for resale and are therefore freely tradable under U.S. securities laws. The additional up to: (i) approximately 29.7 million shares issuable upon the conversion and/or exercise of the securities sold in our June 2006 public offering in Israel and (ii) approximately 5.2 million shares issuable upon exercise of warrants sold in private placements completed in November 2006 are freely tradeable in normal trading transactions in the United States. Furthermore, we have filed a registration statement covering the resale of an additional up to approximately 117.8 million shares issuable upon the conversion of equity equivalent convertible capital notes issued to our banks and Israel Corp. and if declared effective, such shares would be freely tradeable under U.S. securities laws. The registration statement of which this prospectus forms a part covers the resale of up to approximately 18.8 million shares issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933 in our March 2007 private placement, as well as the resale of approximately 28.2 million shares issuable upon exercise of warrants issued in such transaction. The sales of large amounts of our ordinary shares (or the potential for those sales even if they do not actually occur) may depress the market price of our ordinary shares. This could also impair our ability to raise capital through the sale of our equity securities.

Our principal shareholders collectively own a controlling interest in us and will be able to exercise their voting rights in ways which may be adverse to the interests of our other shareholders.

        As of March 31, 2007, our major wafer partners and Israel Corp. collectively owned approximately 36% of our outstanding shares. Under our articles of association, two shareholders holding together 33% of our outstanding shares constitute a quorum for conducting a shareholders meeting. Our wafer partners and Israel Corp. could constitute a quorum for purposes of conducting a shareholders meeting. While we have always solicited proxies from our shareholders prior to our shareholders meetings, we would have a sufficient quorum with two large shareholders even if none of our other shareholders were to participate in our shareholders meetings. If only two large shareholders, owning collectively at least 33% of our shares, were to participate in one of our shareholders meetings, these shareholders would determine the outcome of our shareholders meeting without the benefit of the participation of our other shareholders. In addition, even if our other shareholders were to participate in our shareholders meetings in person or by proxy, our wafer partners and Israel Corp. collectively control our company and may exercise this control in a manner adverse to the interests of our other shareholders.

The payment of the redemption amount on account of our outstanding debentures is subordinated to our indebtedness to our banks and obligations to secured creditors.

        The payment of the redemption amount on account of our outstanding debentures is subordinated to the prior payment of all amounts payable by us to our banks under our credit facility agreement with them, to any obligations to the Investment Center of the Israeli Ministry of Industry, Trade and Labor related to approximately $163 million in grants received as of March 31, 2007 under the Investment Center’s “Approved Enterprise” program in relation to Fab 2, to a first ranking charge in favor of Siliconix Technology C.V., on approximately $20 million of equipment purchased in connection with the performance of our obligations under our agreement with Siliconix and to a first ranking charge in favor of SanDisk Corporation, on approximately $10 million of equipment purchased in connection with the performance of our obligations under our agreement with SanDisk Corporation. As a result, upon any distribution to our creditors in liquidation or reorganization or similar proceedings, these secured creditors will be entitled to be paid in full before any payment may be made with respect to our outstanding debentures. In any of these circumstances, we may not have sufficient assets remaining to pay amounts due on any or all of our debentures then outstanding. In addition, we are not permitted under the terms of our facility agreement to make a payment on account of the debentures if on the date of such payment an “Event of Default” exists under our facility agreement.

We may incur additional indebtedness.

        Although we are limited by the covenants in the facility agreement, we could enter into certain transactions that would increase the amount of our outstanding indebtedness. If new indebtedness is added to our current indebtedness levels, the related risks that we now face could intensify.

        Risks Related to Our Operations in Israel

Instability in Israel may harm our business.

        All of our manufacturing facilities and our corporate and some of our sales offices are located in Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business.

        Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, as well as incidents of civil unrest. In addition, Israel and companies doing business with Israel have, in the past, been the subject of an economic boycott. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, Israel has been and is subject to civil unrest and terrorist activity, with varying levels of severity. Parties with whom we do business have sometimes declined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements where necessary. In addition, the political and security situation in Israel may result in parties with whom we have agreements claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions. We can give no assurance that security and political conditions will not adversely impact our business in the future. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could adversely affect our operations and could make it more difficult for us to raise capital. Furthermore, our manufacturing facilities are located exclusively in Israel, which has been experiencing civil unrest, terrorist activity and military action. We could experience serious disruption of our manufacturing if acts associated with this conflict result in any serious damage to our manufacturing facilities. In addition, our business interruption insurance may not adequately compensate us for losses that may occur, and any losses or damages incurred by us could have a material adverse effect on our business.

Our operations may be negatively affected by the obligations of our personnel to perform military service.

        In the event of severe unrest or other conflict, individuals could be required to serve in the military for extended periods of time. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists, and it is possible that there will be additional call-ups in the future. A large part of male Israeli citizens, including our employees, are subject to compulsory military reserve service through middle age. Our operations could be disrupted by the absence for a significant period of time of one or more of our key employees or a significant number of our other employees due to military service. Such disruption could harm our operations.

Our operations may be affected by negative economic conditions in Israel.

        In recent years, Israel has experienced periods of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel deteriorate. In addition, Israel has experienced several general strikes and other work stoppages, affecting banks, government offices, airports and ports. These strikes have had an adverse effect on the Israeli economy and on businesses, including our ability to deliver products to our customers or to receive raw materials from our suppliers in a timely manner. From time to time, the Israeli trade unions threaten strikes or work-stoppages, which may, if carried out, have a material adverse effect on the Israeli economy and our business.

If the exemption allowing us to operate our manufacturing facilities seven days a week is not renewed, our business will be adversely affected.

        We operate our manufacturing facilities seven days a week pursuant to an exemption from the law that requires businesses in Israel to be closed from sundown on Friday through sundown on Saturday. This exemption expires by its terms on December 31, 2007. In addition, a significant increase in the number of employees permitted to work under this exemption will be needed as we ramp-up production at Fab 2. If the exemption is not renewed and we are forced to close any or all of the facilities for this period each week, our financial results and business will be harmed.

If we are considered to be a passive foreign investment company, either presently or in the future, U.S. Holders will be subject to adverse U.S. tax consequences.

        We will be a passive foreign investment company, or PFIC, if 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value, including our pro rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. If we were to be a PFIC, and a U.S. Holder does not make an election to treat us as a “qualified electing fund,” or QEF, or a “mark to market” election, “excess distributions” to a U.S. Holder, and any gain recognized by a U.S. Holder on a disposition or our ordinary shares, would be taxed in an unfavorable way. Among other consequences, our dividends would be taxed at the regular rates applicable to ordinary income, rather than the 15% maximum rate applicable to certain dividends received by an individual from a qualified foreign corporation. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status. In addition, under the applicable statutory and regulatory provisions, it is unclear whether we would be permitted to use a gross loss from sales (sales less cost of goods sold) to offset our passive income in the calculation of gross income. In light of the uncertainties described above, we have not obtained an opinion of counsel with respect to our PFIC status and no assurance can be given that we will not be a PFIC in any year. If we determine that we have become a PFIC, we will then notify our U.S. Holders and provide them with the information necessary to comply with the QEF rules. If the IRS determines that we are a PFIC for a year with respect to which we have determined that we were not a PFIC, however, it might be too late for a U.S. Holder to make a timely QEF election, unless the U.S. Holder qualifies under the applicable Treasury regulations to make a retroactive (late) election. U.S. Holders who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC in subsequent years, subject to exceptions for U.S. Holders who made a timely QEF or mark-to-market election.

It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus or to assert U.S. securities law claims in Israel.

        We are incorporated in Israel. Most of our executive officers and directors and our Israeli accountants and attorneys are nonresidents of the United States, and a majority of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult to enforce a judgment obtained in the United States, against us or any of these persons, in U.S. or Israeli courts based on the civil liability provisions of the U.S. Federal securities laws. Additionally, it may be difficult for you to enforce civil liabilities under U.S. Federal securities laws in original actions instituted in Israel.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following: “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “intends,” “plans,” “projection” and “outlook.”

        You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Various factors discussed in this prospectus, including, but not limited to, all the risks discussed in “Risk Factors,” and in our other SEC filings may cause actual results or outcomes to differ materially from those expressed in forward-looking statements. You should read and interpret any forward-looking statements together with these documents.

        Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

CAPITALIZATION

        The following table sets forth our long-term debt, convertible debentures and capitalization as of March 31, 2007 on an actual basis. This table does not give effect to the proceeds we may receive from the exercise of the 28,207,796 warrants we issued to the selling stockholders and the issuance of shares issuable upon the exercise of such warrants and was prepared in accordance with the Israeli GAAP. The financial data is derived from our unaudited consolidated financial statements as of March 31, 2007.

Actual
(US dollars in thousands)

Current maturities of convertibles debentures	$6,597
Long-term debt	358,798
Convertible debentures excluding current maturities..	57,853
Long-term customers' advances	44,050
Other long-term liabilities	21,353
Shareholders' equity (deficit):
Ordinary Shares, NIS 1.00 par value per share; 800,000,000 authorized shares, 122,182,946 issued shares* and 120,882,946 outstanding shares	28,965
Additional paid-in capital	584,400
Capital notes	176,401
Equity component of convertible debentures and cumulative stock
based compensation	25,218
Accumulated deficit	(684,073)
Treasury stock, 1,300,000 shares	(9,072)
Total shareholders' equity	121,839
Total capitalization	$688,600

*	Includes 1,300,000 treasury shares.

        The information set forth on an actual basis in the foregoing table excludes the following securities as of March 31, 2007:

(i)	approximately 14.8 million ordinary shares issuable upon exercise of options granted to employees and directors at a weighted average exercise price of $2.14;

(ii)	14,782,416 ordinary shares issuable upon exercise of options granted to our Chief Executive Officer at a weighted average exercise price of $1.58;

(iii)	1,348,527 ordinary shares issuable upon conversion of unsecured, subordinated convertible debentures, net, that we issued in January 2002, which are convertible through December 31, 2008;

(iv)	896,596 ordinary shares issuable upon exercise of warrants issued to our banks in connection with our credit facility with an exercise price of $6.17 per share exercisable until September 2011;

(v)	58,906 ordinary shares issuable upon exercise of warrants issued to Israel Corp. in connection with the November 2003 amendment to our facility agreement with an exercise price of $6.17 per share and exercisable until December 2008;

(vi)	8,264,464 ordinary shares issuable upon exercise of warrants we issued to our banks with an exercise price of $1.21 in connection with the July 2005 amendment to our facility agreement exercisable until September 2011;

(vii)	26,661,682 ordinary shares issuable upon conversion of our debentures convertible until December 2011, pursuant to the prospectus dated December 15, 2005;

(viii)	117,763,158 ordinary shares issuable upon conversion of the equity equivalent convertible capital notes we issued to our banks and to Israel Corp., in September 2006;

(ix)	5,481,000 ordinary shares issuable upon exercise of warrants issued in our June 2006 public offering in Israel with an exercise price of NIS 7.40 per share and exercisable until June 2009;

(x)	5,227,500 ordinary shares issuable upon exercise of warrants sold in our private placements completed in November 2006, with an exercise price of approximately $2.28 per share and exercisable until December 2010;

(xi)	24,232,464 ordinary shares issuable upon conversion of our debentures convertible until December 2011, issued pursuant to our June 2006 public offering in Israel; and

(xii)	28,207,796 ordinary shares covered by the registration statement of which this prospectus forms a part, issuable upon exercise of the warrants issued in our March 2007 private placement.

        This information does not take into account the following potential dilutive issuances of securities pursuant to our credit facility agreement, agreements with our major wafer partners and with Israel Corp. and option arrangements with our chief executive officer which cannot be calculated as of the date of this prospectus since the number of shares issuable will depend upon future transactions in which we may engage and/or the market price of our shares and/or other conditions: (i) ordinary shares issuable upon conversion of up to approximately $4.7 million in wafer prepayment credits (as of March 31, 2007) which we have issued to our major wafer partners; (ii) ordinary shares issuable upon conversion of securities we may be required to issue in connection with a rights offering and outside investor provisions agreed to in the November 2003 amendment to our facility agreement; (iii) ordinary shares issuable to our banks in January 2011 as a result of the reduction of the interest rate applicable to the quarterly actual interest payments on our outstanding loans and (iv) anti-dilution options that may be granted to our Chief Executive Officer.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of ordinary shares by the selling stockholders. All net proceeds from the sale of the ordinary shares covered by this prospectus will go to the selling stockholders. Upon exercise by payment of cash of any warrants whose underlying shares are covered hereby, however, we will receive the exercise price of the warrants. If all of such warrants are exercised for cash, we will receive approximately $51 million. We expect to use the proceeds we receive from the exercise of warrants, if any, for the purchase of equipment and for general working capital purposes.

        We have agreed to bear all expenses relating to the registration of the securities registered pursuant to this prospectus.

PLAN OF DISTRIBUTION

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of ordinary shares or interests in shares of ordinary shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of ordinary shares or interests in shares of ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

        - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

        - block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

        - an exchange distribution in accordance with the rules of the applicable exchange;

        - privately negotiated transactions;

        - short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

        - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

        - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

        - a combination of any such methods of sale, or any other methods permitted by applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        In connection with the sale of our ordinary shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The selling stockholders may also sell our ordinary shares short and deliver these securities to close out their short positions and to return borrowed shares in connection with such short sales, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of any warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required (or if appropriate, a post-effective amendment to this registration statement which includes this prospectus), will be filed, which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discount, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Expenses of the Offering

        We have incurred, or expect to incur, the following estimated expenses in connection with the sale of the securities covered by this prospectus:

Securities and Exchange Commission Registration Fee	$2,490

Legal fees and expenses	$15,000

Miscellaneous	$1,000

Total	$18,490

SELLING STOCKHOLDERS

Beneficial ownership and other information.

        The selling stockholders purchased the securities covered by this prospectus in a private placement by us consummated on March 15, 2007. In the private placement, we sold an aggregate of 18,805,197 ordinary shares and issued warrants to purchase 9,402,599 shares at an exercise price of $2.04 per share and warrants to purchase 18,805,197 shares at an exercise price of $1.70 per share. The higher-priced warrants, which we refer to as Series I Warrants, expire on the fifth anniversary of the private placement, and the lower-priced warrants, which we refer to as Series II Warrants, expire on the later of December 31, 2007 and 90 days after the effective date of the registration statement of which this prospectus forms a part. The warrant expiration date of the Series II Warrants is subject to extension to reflect periods during which the registration statement may not be effective or may otherwise become suspended or subject to a stop order. Both series of warrants contain antidilution protections that are triggered upon the occurrence of certain events. The Series I Warrants also contain a “net exercise” feature, enabling the holders to exercise their warrants on a “cashless” basis.

        Except as described herein, we have no material relationships with any of the selling stockholders and have not had any material relationships with any of the selling stockholders in the past three years. CE Unterberg, Towbin acted as co-placement agent for the private placement in which the securities covered by this prospectus were sold. The following selling stockholders are affiliated with the placement agent or its principals: C.E. Unterberg, Towbin Capital Partners I, L.P., Marjorie & Clarence E. Unterberg Foundation Inc., Thomas I. Unterberg and UT Special Opportunities Fund, L.P.

        Nothing in this Registration Statement shall be construed as an admission that any selling stockholder is the beneficial owner of any of our securities, other than the securities held directly by such party, nor that any selling stockholder or other persons or entities constitute a “group”, for purposes of Section 13(d) of the Exchange Act and the rules promulgated thereunder. The Series I Warrants and Series II Warrants contain a limitation on the number of ordinary shares purchasable thereunder. Under the limitation, the holder will not have the right to exercise any portion of the warrants, to the extent that after giving effect to such exercise, the holder and other persons with whom such holder’s ownership would be aggregated for purposes of beneficial ownership rules, would own in excess of 4.99% of our outstanding ordinary shares immediately after such exercise; the number of shares in the second column in the below table does not reflect this limitation. This limitation is not applicable in the case of a call by us of the Series II Warrants and may be increased to 9.99% at the election of the holder, which election will not become effective until 61 days after a holder provides us with notice thereof.

        The following table assumes that each selling stockholder will sell all of the securities owned by it and covered by this prospectus. Information included in the table is based upon information provided by the selling stockholders. Our registration of these securities does not necessarily mean that the selling stockholders will sell any or all of the securities.

        Except as otherwise noted below none of the selling stockholders are broker-dealers or affiliates of broker-dealers.

Name and Address of Selling Stockholder	Shares Beneficially Owned Prior to Offering/ Percentage of Class[1]	Shares Being Offered	Shares Beneficially Owned Upon Completion of Offering / Percentage of Class

C.E. Unterberg, Towbin Capital
Partners I, L.P. c/o C.E. Unterberg, Towbin 350 Madison Avenue, 10th Floor New York, NY 10017	324,677/*(2)	324,677	0/0%
Capital Ventures International
c/o Heights Capital Management
101 California Street, Suite
3250 San Francisco, CA 94111	4,870,130/3.87%(3)	4,870,130	0/0%
Enable Growth Partners , L.P. One Ferry Building, Suite 255 San Francisco, CA 94111	4,139,610/3.31%(4)	4,139,610	0/0%
Enable Opportunity Partners, L.P.
One Ferry Building, Suite 255
San Francisco, CA 94111	487,012/*(5)	487,012	0/0%
Fort Mason Master, LP
4 Embarcadero Center, Suite
2050 San Francisco, CA 94111	4,573,540/3.65%(6)	4,573,540	0/0%
Fort Mason Partners, LP
4 Embarcadero Center, Suite
2050 San Francisco, CA 94111	296,590/*(7)	296,590	0/0%
Highbridge International LLC
c/o Highbridge Capital
Management, LLC
9 West 57th Street, 27th Floor
New York, NY 10019	10,000,000/7.64%(8)	10,000,000	0/0%
Investcorp Interlachen
Multi-Strategy Master Fund Limited
c/o Interlachen Capital Group LP
800 Nicollet Mall,
Suite 2500 Minneapolis, MN 55402	5,681,820/4.49%(9)	5,681,820	0/0%
Iroquois Master Fund Ltd.
641 Lexington Avenue, 26th
Floor New York, NY 10022	3,246,755/2.62%(10)	3,246,755	0/0%
LB I Group Inc.
c/o Eric Salzman, Lehman Brothers
399 Park Avenue, 9th Floor
New York, NY 10022	4,870,130/3.87%(11)	4,870,130	0/0%
Majorie & Clarence E
Unterberg Foundation Inc.
c/o C.E. Unterberg, Towbin
350 Madison Avenue, 10th Floor
New York, NY 10017	811,688/*(12)	811,688	0/0%
Menora Mivtachim Insurance Ltd.
115 Allenby Road
Tel Aviv Israel	2,573,351/2.08%(13)	1,623,378	949,973/0.56%
Pierce Diversified Strategy
Master Fund LLC, Ena
One Ferry Building, Suite 255
San Francisco, CA 94111	243,508/*(14)	243,508	0/0%
Tempo Master Fund LP
Two Greenwich Plaza 2nd Floor
Greenwich, CT 06830	4,870,130/3.87%(15)	4,870,130	0/0%
Thomas I. Unterberg
c/o C.E. Unterberg, Towbin
350 Madison Avenue, 10th Floor
New York, NY 10017	811,688/*(16)	811,688	0/0%
UT Special Opportunities Fund, L.P.
c/o C.E. Unterberg Towbin
350 Madison Avenue, 10th Floor
New York, NY 10017	162,337/*(17)	162,337	0/0%

* Denotes less than 1%.

[1]	Beneficial ownership is calculated as of March 31, 2007 in accordance with General Instruction F. to Form 20-F and is based on 120,882,946 ordinary shares outstanding.

[2]	Includes 64,935 ordinary shares underlying Series I Warrants and 129,871 ordinary shares underlying Series II Warrants. Mr. Andrew Arno, a managing member of General Partner, UTCM, L.L.C., has voting and dispositive authority with respect to these securities. This selling stockholder is an affiliate of C.E. Unterberg Towbin, LLC a registered broker-dealer. This selling stockholder has represented to us that it (i) purchased the securities in the ordinary course of business and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

[3]	Includes 974,026 ordinary shares underlying Series I Warrants and 1,948,052 ordinary shares underlying Series II Warrants. Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Mr. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. This selling stockholder is under common control with one or more NASD members, none of whom are currently expected to participate in the sale pursuant to this prospectus of ordinary shares purchased by the selling stockholder in this offering. This selling stockholder has represented to us that it (i) purchased the securities in the ordinary course of business and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

[4]	Includes 827,922 ordinary shares underlying Series I Warrants and 1,655,844 ordinary shares underlying Series II Warrants. Mr. Mitch Levine, managing partner of this selling stockholder, has voting and dispositive authority with respect to these securities. Mr. Levine disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, if any.

[5]	Includes 97,402 ordinary shares underlying Series I Warrants and 194,805 ordinary shares underlying Series II Warrants. Mr. Mitch Levine, managing partner of this selling stockholder, has voting and dispositive authority with respect to these securities. Mr. Levine disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, if any.

[6]	Includes 914,708 ordinary shares underlying Series I Warrants and 1,829,416 ordinary shares underlying Series II Warrants. Fort Mason Capital, LLC, serves as the general partner of Fort Mason Master, LP, and, in such capacity, exercises sole voting and dispositive authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC, and Mr. German each disclaim beneficial ownership of these securities except to the extent of its or his pecuniary interest therein, if any.

[7]	Includes 59,318 ordinary shares underlying Series I Warrants and 118,636 ordinary shares underlying Series II Warrants. Fort Mason Capital, LLC, serves as the general partner of Fort Mason Partners, LP, and, in such capacity, exercises sole voting and dispositive authority with respect to such shares. Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC. Fort Mason Capital, LLC, and Mr. German each disclaim beneficial ownership of these securities except to the extent of its or his pecuniary interest therein, if any.

[8]	Includes 2,000,000 ordinary shares underlying Series I Warrants and 4,000,000 ordinary shares underlying Series II Warrants. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Mr. Glenn Dubin and Mr. Henry Swieca control Highbridge Capital Management, LLC, and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC. Notwithstanding the amount listed for the selling stockholder, with respect to the warrants held by the selling stockholder, such amount is subject to the exercise limitation set forth in the warrants which prohibits the exercise of the warrants if such action would result in the selling stockholder and other persons with whom such selling stockholder’s ownership would be aggregated for purposes of beneficial ownership rules, owning in excess of 4.99% of our outstanding ordinary shares immediately after such exercise.

[9]	Includes 1,136,364 ordinary shares underlying Series I Warrants and 2,272,728 ordinary shares underlying Series II Warrants. Interlachen Capital Group LP is the trading manager of Investcorp Interlachen Multi-Strategy Master Fund Limited and has voting and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Andrew Fraley, in his role as Chief Investment Officer of Interlachen Capital Group LP, has voting control and investment discretion over securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited. Interlachen Capital Group LP and Andrew Fraley disclaim beneficial ownership of the securities held by Investcorp Interlachen Multi-Strategy Master Fund Limited.

[10]	Includes 649,351 ordinary shares underlying Series I Warrants and 1,298,702 ordinary shares underlying Series II Warrants. Mr. Joshua Silverman, an authorized representative of Iroquois Master Fund Ltd., has the dispositive and voting authority over the shares held by the corporation.

[11]	Includes 974,026 ordinary shares underlying Series I Warrants and 1,948,052 ordinary shares underlying Series II Warrants. Lehman Brothers Holdings, Inc., a public reporting company, has voting and dispositive authority over the shares held by this selling stockholder. LB I Group Inc. is an affiliate of Lehman Brothers Inc., a registered broker-dealer. This selling stockholder has represented to us that it (i) purchased the securities in the ordinary course of business and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

[12]	Includes 162,338 ordinary shares underlying Series I Warrants and 324,675 ordinary shares underlying Series II Warrants. Thomas I. Unterberg, President of the selling stockholder, has voting and dispositive authority with respect to these securities. Mr. Unterberg is Chairman of C.E. Unterberg Towbin Holding Co. a registered broker-dealer. This selling stockholder has represented to us that it (i) purchased the securities in the ordinary course of business and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

[13]	Includes 324,676 ordinary shares underlying Series I Warrants and 649,351 ordinary shares underlying Series II Warrants and 949,973 ordinary shares held by the selling stockholder prior to the private placement described above. Menorah Mivtachim Holdings Ltd., a public company registered with the Israel Securities Authority, is the holder of 97% of the selling stockholder. Mr. Menahem Gurevitch owns, directly and indirectly, 63.6% of the shares of Menorah Mivtachim Holdings Ltd. Accordingly, Mr. Gurevitch may be deemed to have the sole voting and dispositive power as to the shares held by the selling stockholder. Certain mutual, pension and provident funds, managed by Menorah Mivtachim Finance Ltd., a wholly-owned subsidiary of Menorah Mivtachim Holdings Ltd., also hold our ordinary shares. The selling stockholder disclaims beneficial ownership of these securities.

[14]	Includes 48,702 ordinary shares underlying Series I Warrants and 97,403 ordinary shares underlying Series II Warrants. Mr. Mitch Levine, managing partner of this selling stockholder, has voting and dispositive authority with respect to these securities. Mr. Levine disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, if any.

[15]	Includes 974,026 ordinary shares underlying Series I Warrants and 1,948,052 ordinary shares underlying Series II Warrants. Mr. Andrew Barnard, on behalf of JD Capital Management, LLC, the investment manager of this selling stockholder has voting and dispositive authority with respect to these securities.

[16]	Includes 162,338 ordinary shares underlying Series I Warrants and 324,675 ordinary shares underlying Series II Warrants. Mr. Unterberg is Chairman of C.E. Unterberg Towbin Holding Co. a registered broker-dealer. Mr. Unterberg has represented to us that he (i) purchased the securities in the ordinary course of business and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time he purchased the securities.

[17]	Includes 32,467 ordinary shares underlying Series I Warrants and 64,935 ordinary shares underlying Series II Warrants. Mr. Andrew Arno, a managing member of General Partner, UTCM, L.L.C., has voting and dispositive authority with respect to these securities. This selling stockholder is an affiliate of C.E. Unterberg Towbin, LLC a registered broker-dealer. This selling stockholder has represented to us that it (i) purchased the securities in the ordinary course of business and (ii) did not have an agreement or understanding, directly or indirectly, with any person to distribute the securities at the time it purchased the securities.

DESCRIPTION OF SHARE CAPITAL

Ordinary Shares

        Our authorized share capital consists of 800 million ordinary shares, par value NIS 1.00 per share. Under our articles of association, the ordinary shares do not have preemptive rights. We may from time to time, by approval of a majority of our shareholders, increase our authorized share capital. All ordinary shares are registered shares, rather than bearer shares.

        The ownership or voting rights of our ordinary shares by non-residents of Israel is not restricted in any way by our memorandum of association or articles of association. The State of Israel does not restrict in any way the ownership or voting rights of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel. Our ordinary shares do not have cumulative voting rights for the election of directors. The affirmative vote of the shareholders present in person or by proxy that represent more than 50% of the voting power present in person or by proxy have the power to elect all nominees up for election to our board of directors.

        In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to the nominal value of their respective holdings. This liquidation right may be affected by the grant of a preferential dividend or distribution right to the holder of a class of shares with preferential rights that may be authorized in the future. Dividends may be paid only out of profits, as defined in the Israeli Companies Law. Our Board of Directors is authorized to declare dividends, although our bank covenants currently in effect prohibit the payment of dividends on our ordinary shares, unless such payments are approved by our banks.

        Holders of ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders. Subject to the provisions set forth in Section 46B of the Israeli Securities Law, these voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future. Our major shareholders do not have different voting rights from each other or other shareholders.

        Resolutions of shareholders (e.g. resolutions amending our articles of association, electing or removing directors, appointing an independent registered public accounting firm, authorizing changes in capitalization or the rights attached to our shares or approving a wind-up or merger) require the affirmative vote (at a meeting convened upon advance notice of no less than twenty one days) of shareholders present in person or by proxy and holding shares conferring, in the aggregate, at least a majority of the votes actually cast on such resolutions.

        The quorum required for a meeting of shareholders is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meeting’s commencement that together hold shares conferring in the aggregate more than 33% of the total voting power of our shares. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place. At the reconvened meeting, in the event a quorum is not present within half an hour of the time fixed for the meetings commencement, the persons present shall constitute a quorum.

        Our registration number at the Israeli Registrar of Companies is 52-004199-7.

        The objective stated in our articles of association is to engage in any lawful activity.

        Modification or abrogation of the rights of any existing class of shares requires either the written consent of all of the holders of the issued shares of such class or the adoption of a resolution by an ordinary majority of a general meeting of holders of such class. The quorum required for a class meeting is at least two shareholders present, in person or by proxy, within half an hour of the time fixed for the meetings commencement that together hold shares conferring in the aggregate at least 33% of the total voting power of the issued shares of such class. If no quorum is present, the meeting shall be adjourned to another time and at the adjourned meeting a quorum shall be constituted in the presence of any number of participants, regardless of the number of shares held by them.

        As of March 31, 2007, 120,882,946 of our ordinary shares were outstanding. The above numbers of outstanding ordinary shares do not include 1.3 million treasury shares held by us through a trustee.

        The transfer agent and registrar for our ordinary shares is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10007.

FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

        Israeli law limits foreign currency transactions and transactions between Israeli and non-Israeli residents. The Controller of Foreign Exchange at the Bank of Israel, through “general” and “special” permits, may regulate or waive these limitations. In May 1998, the Bank of Israel liberalized its foreign currency regulations by issuing a new “general permit” providing that foreign currency transactions are generally permitted, although some restrictions still apply. For example, foreign currency transactions by institutional investors are restricted, including futures contracts between foreign and Israeli residents if one of the base assets is Israeli currency, unless this is a fixed price forward contract for a period of less than one month. Investments outside of Israel by pension funds and insurers are also restricted. Under the new general permit, all foreign currency transactions must be reported to the Bank of Israel, and a foreign resident must report to his financial mediator about any contract for which Israeli currency is being deposited in, or withdrawn from, his account. We cannot currently assess what impact, if any, this liberalization will have on us. We also cannot predict its future impact on the value of the NIS compared to the dollar and the corresponding effect on our financial position and results of operations.

        The State of Israel does not restrict in any way the ownership or voting of ordinary shares of Israeli entities by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

TAXATION

        The below discussion does not purport to be an official interpretation of the tax law provisions mentioned therein or to be a comprehensive description of all tax law provisions which might apply to our securities or to reflect the views of the relevant tax authorities, and it is not meant to replace professional advice in these matters. The below discussion is based on current, applicable tax law, which may be changed by future legislation or reforms. Non-residents should obtain professional tax advice with respect to the tax consequences under the laws of their countries of residence of holding or selling our securities.

        A. Israeli Capital Gains Tax

        Until the end of the year 2002 and provided we maintained our status as an “Industrial Corporation”, capital gains from the sale of our securities were generally exempt from Israeli Capital Gains Tax. This exemption did not apply to a shareholder whose taxable income was determined pursuant to the Israeli Income Tax Law (Inflationary Adjustments) 1985, or to a person whose gains from selling or otherwise disposing of our securities were deemed to be business income.

        On January 1, 2006 an amendment to the Israeli tax regime became effective (the “2006 Tax Reform”). The 2006 Tax Reform significantly changed the tax rates applicable to income derived from shares.

        According to the 2006 Tax Reform, an individual is subject to a 20% tax rate on real capital gains derived from the sale of shares, as long as the individual is not a “substantial shareholder” (generally a shareholder with 10% or more of the right to profits, right to nominate a director or voting rights) in the company issuing the shares. The rate on the gains from publicly traded shares applicable to gains that were realized between January 1, 2003 and January 1, 2006 was 15%.

        A substantial shareholder will be subject to tax at a rate of 25% in respect of real capital gains derived from the sale of shares issued by the company in which he or she is a substantial shareholder. The determination of whether the individual is a substantial shareholder will be made on the date that the securities are sold. In addition, the individual will be deemed to be a substantial shareholder if at any time during the 12 months preceding this date he or she had been a substantial shareholder.

        Corporations will be subject to corporate tax rates in respect of total income, including capital gains, with the corporate tax rate reduced gradually from 34% in 2005 to 25% in 2010. However, between 2006 and 2009, corporations whose taxable income was not determined, immediately before the 2006 Tax Reform was published, pursuant to part B of the Israeli Income Tax Law (Inflationary Adjustments), 1985 or pursuant to the Income Tax Regulations (Rules on Bookkeeping by Foreign Invested Companies and Certain Partnership and Determination of their Chargeable Income), 1984 will generally be taxed at a rate of 25% on their capital gains from the sale of their securities.

        Non-Israeli residents are exempt from Israeli capital gains tax on any gains derived from the sale of shares in an Israeli corporation publicly traded on the TASE and/or on a foreign stock exchange, provided such gains do not derive from a permanent establishment of such shareholders in Israel and that such shareholders did not acquire their shares prior to the issuer’s initial public offering. However, non-Israeli corporations will not be entitled to such exemption if an Israeli resident (i) has a controlling interest of 25% or more in such non-Israeli corporation, or (ii) is the beneficiary of or is entitled to 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

        In some instances where our shareholders may be liable to Israeli tax on the sale of their ordinary shares, the payment of the consideration may be subject to the withholding of Israeli tax at the source.

        Pursuant to the treaty between the Governments of the United States and Israel with respect to taxes on income, or the U.S.-Israel tax treaty, the sale, exchange or disposition of our ordinary shares by a person who qualifies as a resident of the United States under the treaty and who is entitled to claim the benefits afforded to him by the treaty, will generally not be subject to Israeli capital gains tax. This exemption shall not apply to a person who held, directly or indirectly, shares representing 10% or more of the voting power in our company during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions. A sale, exchange or disposition of our shares by a U.S. resident qualified under the treaty, who held, directly or indirectly, shares representing 10% or more of the voting power in our company at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable; however, under the treaty, this U.S. resident would be permitted to claim a credit for these taxes against the U.S. income tax with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits.

        B. Israeli Tax on Interest Income and on Original Issuance Discount

        Interest and Original Issuance Discount (OID) on our convertible debentures will, in general, be subject to Israeli tax of up to 20% if received by an individual. This reduced rate of tax will not apply if the interest and OID are business income in the hands of the recipient, if the interest is recorded or should be recorded in the individual’s accounting books, if the recipient is a substantial shareholder of our company, if financing expenses related to the purchase of the debentures were deducted by the individual in the calculation of the individual’s Israeli taxable income, or if the individual is an employee, supplier, or service provider of the company and the tax authorities have not been persuaded that the payment of interest was not affected by the relationship between the parties. In such cases the regular rate of tax on Interest and OID of up to 49% will apply to the individual. Interest and OID paid to corporations will be subject to corporate tax at the regular rates of 31% in 2006, 29% in 2007, 27% in 2008, 26% in 2009 and 25% in 2010 and thereafter. As a result of the provisions related to tax withholding, as explained below, foreign resident individuals and corporations will be subject to tax of 25% or less, according to the relevant treaty relating to their domicile country.

        Under regulations promulgated as part of the 2006 Tax Reform, withholding tax at source from debenture interest and OID paid to resident individuals will, in general, be at a rate of 20%. However, if the individual receiving the interest and OID is a substantial shareholder, an employee, supplier or service provider of the company, tax will be withheld at the marginal rates applicable to individuals. Corporations will be subject to withholding tax at the applicable rate of corporate tax as set out above. Withholding tax at source from debenture interest and OID paid to non-resident individuals or corporations will be at a rate of 25% or less, according to the relevant treaty relating to their domicile country. In any event, under the US-Israel Tax Treaty, the maximum Israeli tax withheld on interest and OID paid on our convertible debentures due 2006 to a US treaty resident (other than a US bank, savings institution or company) is 17.5%.

        C. Israeli Tax on Dividend Income

        On distributions of dividends other than bonus shares, or stock dividends, to Israeli individuals and foreign resident individuals and corporations we would be required to withhold income tax at the rate of 20%.  If the income out of which the dividend is being paid is attributable to an Approved Enterprise under the Law for the Encouragement of Capital Investments, 1959, the rate is 15%.  A different rate may be provided for in a treaty between Israel and the shareholder’s country of residence.

        Under the US-Israel Tax Treaty, Israeli withholding tax on dividends paid to a US treaty resident may not, in general, exceed 25%, or 15% in the case of dividends paid out of the profits of an Approved Enterprise. Where the recipient is a US corporation owning 10% or more of the voting stock of the paying corporation and the dividend is not paid from the profits of an Approved Enterprise, the Israeli tax withheld may not exceed 12.5%, subject to certain conditions.

        D. PFIC Rules

        A non-U.S. corporation will be classified as a passive foreign investment company, or a PFIC, for U.S. federal income tax purposes if either (i) 75% or more of its gross income for the taxable year is passive income, or (ii) on a quarterly average for the taxable year by value (or, if it is not a publicly traded corporation and so elects, by adjusted basis), 50% or more of its gross assets produce or are held for the production of passive income.

        We do not believe that we satisfied either of the tests for PFIC status in 2006 or in any prior year. However, there can be no assurance that we will not be a PFIC in 2007 or a later year. If, for example, the “passive income” earned by us exceeds 75% or more of our “gross income”, we will be a PFIC under the “income test”. Passive income for PFIC purposes includes, among other things, gross interest, dividends, royalties, rent and annuities. For manufacturing businesses, gross income for PFIC purposes should be determined by reducing total sales by the cost of goods sold. Although not free from doubt, if our cost of goods sold exceeds our total sales by an amount greater than our passive income, such that we are treated as if we had no gross income for PFIC purposes, we believe that we would not be a PFIC as a result of the income test. However, the tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status.

        If we were to be a PFIC at any time during a U.S. holder’s holding period, such U.S. holder would be required to either: (i) pay an interest charge together with tax calculated at maximum ordinary income tax rates on “excess distributions,” which is defined to include gain on a sale or other disposition of ordinary shares, or (ii) so long as the ordinary shares are “regularly traded” on a qualifying exchange, elect to recognize as ordinary income each year the excess in the fair market value, if any, of its ordinary shares at the end of the taxable year over such holder’s adjusted basis in such ordinary shares and, to the extent of prior inclusions of ordinary income, recognize ordinary loss for the decrease in value of such ordinary shares (the “mark to market” election). For this purpose, the Nasdaq Global Market is a qualifying exchange. U.S. holders are strongly urged to consult their own tax advisers regarding the possible application and consequences of the PFIC rules.

DIVIDEND POLICY

        Since 1998, we have not declared or paid cash dividends on any of our shares and we have no current intention of paying any cash dividends in the future. The facility agreement that we entered into with our banks, as amended, prohibits the payment of dividends.

        The Companies Law also restricts our ability to declare dividends. We can only distribute dividends from profits (as defined in the law), provided that there is no reasonable suspicion that the dividend distribution will prevent us from meeting our existing and future expected obligations as they come due.

LEGAL MATTERS

        The validity of the securities offered in this prospectus will be passed upon for us by Yigal Arnon & Co., our Israeli counsel. In addition, certain other matters in connection with this offering with respect to United States law will be passed upon for us by Eilenberg Krause & Paul LLP, our U.S. counsel.

EXPERTS

        The audited consolidated financial statements incorporated in this prospectus by reference from the company’s Annual Report on Form 20-F for the year ended December 31, 2005 and the company’s report on Form 6-K filed on February 8, 2007, have been audited by Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph about the differences between accounting principles generally accepted in Israel and in the United States of America), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES AND
AGENT FOR SERVICE OF PROCESS IN THE UNITED STATES

        We are incorporated in Israel, most of our executive officers and directors and the Israeli experts named herein are nonresidents of the United States, and a substantial portion of our assets and of such persons’ are located outside the United States. For further information regarding enforceability of civil liabilities against us and other persons, see “Risk Factors– It may be difficult to enforce a U.S. judgment against us, our officers and directors and some of the experts named in this prospectus or to assert U.S. securities law claims in Israel.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF
INFORMATION BY REFERENCE

        We have filed a registration statement on Form F-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file reports with, and furnish information to, the Securities and Exchange Commission. You may read and copy the registration statement and any other documents we have filed at the Securities and Exchange Commission, including any exhibits and schedules, at the Securities and Exchange Commission’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 4, 2002 on the Securities and Exchange Commission’s EDGAR system are available for retrieval on the Securities and Exchange Commission’s website at www.sec.gov. These Securities and Exchange Commission filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.towersemi.com) our quarterly and year-end financial statements as well as other information.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

        The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. We incorporate by reference the documents listed below and amendments to them. These documents and their amendments were previously filed with the Securities and Exchange Commission.

        This prospectus will be deemed to incorporate by reference the following documents previously filed by us with the Securities and Exchange Commission:

—	Annual report on Form 20-F for the year ended December 31, 2005, filed on July 13, 2006, to the extent the information in that report has not been updated or superseded by this prospectus;

—	Report on Form 6-K dated July 2006 No. 2 (filed on July 24, 2006).

—	Report on Form 6-K dated July 2006 No. 3 (filed on July 26, 2006).

—	Report on Form 6-K dated August 2006 (filed on August 2, 2006).

—	Report on Form 6-K dated August 2006 No. 1 (filed on August 9, 2006).

—	Report on Form 6-K dated August 2006 No. 3 (filed on August 24, 2006).

—	Report on Form 6-K dated August 2006 No. 4 (filed on August 28, 2006).

—	Report on Form 6-K dated September 2006 No. 2 (filed on September 12, 2006).

—	Report on Form 6-K dated September 2006 No. 3 (filed on September 13, 2006).

—	Report on Form 6-K dated September 2006 No. 4 (filed on September 18, 2006).

—	Report on Form 6-K dated September 2006 No. 5 (filed on September 25, 2006).

—	Report on Form 6-K dated September 2006 No. 6 (filed on September 26, 2006).

—	Report on Form 6-K dated September 2006 No. 7 (filed on September 28, 2006).

—	Report on Form 6-K dated October 2006 No. 1 (filed on October 18, 2006).

—	Report on Form 6-K dated November 2006 No. 1 (filed on November 1, 2006).

—	Report on Form 6-K dated November 2006 No. 2 (filed on November 1, 2006).

—	Report on Form 6-K dated November 2006 No. 3 (filed on November 2, 2006).

—	Report on Form 6-K dated November 2006 No. 4 (filed on November 6, 2006).

—	Report on Form 6-K dated November 2006 No. 5 (filed on November 7, 2006).

—	Report on Form 6-K dated November 2006 No. 6 (filed on November 7, 2006).

—	Report on Form 6-K dated November 2006 No. 8 (filed on November 24, 2006).

—	Report on Form 6-K dated December 2006 No. 2 (filed on December 21, 2006).

—	Report on Form 6-K dated December 2006 No. 3 (filed on December 21, 2006).

—	Report on Form 6-K dated December 2006 No. 4 (filed on December 28, 2006).

—	Report on Form 6-K dated January 2007 No. 2 (filed on January 23, 2007).

—	Report on Form 6-K dated February 2007 No. 2 (filed on February 8, 2007).

—	Report on Form 6-K dated February 2007 No. 3 (filed on February 12, 2007).

—	Report on Form 6-K dated March 2007 No. 1 (filed on March 15, 2007).

—	Report on Form 6-K dated May 2007 No. 2 (filed on May 2, 2007).

—	any report on Form 6-K, or parts thereof, meeting the requirements of Form F-3 filed after the date of the initial registration statement and prior to its effectiveness, which states that it, or any part thereof, is being incorporated by reference herein.

        This prospectus shall also be deemed to incorporate by reference all subsequent annual reports filed on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the registrant pursuant to the Exchange Act, prior to the termination of the offering made by this prospectus. We may incorporate by reference into this prospectus, any Form 6-K meeting the requirements of Form F-3 which is submitted to the Securities and Exchange Commission after the date of the filing of the registration statement being filed in connection with this offering and before the date of termination of this offering. Any such Form 6-K which we intend to so incorporate shall state in such form that it is being incorporated by reference into this prospectus.

        We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at: Ramat Gavriel Industrial Park, Post Office Box 619, Migdal Haemek, 23105 Israel, Attn: Corporate Secretary, telephone number: 972-4-650-6611. Copies of these filings may also be accessed at our website, www.towersemi.com. Click on “Investor Relations” and then “Filings.”

        A copy of this prospectus, our memorandum of association and our articles of association, are available for inspection at our offices at Hamada Avenue, Ramat Gavriel Industrial Park, Migdal Haemek, Israel and on the Israel Securities Authority’s Magna website, www.magna.isa.gov.il.

        As a foreign private issuer, we are exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and other provisions in Section 16 of the Exchange Act.

47,012,993 Ordinary Shares

PROSPECTUS

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.

May __, 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 8.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.	partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.	enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)	the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)	monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)	reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder; and

(c)	reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company.

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        The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.	sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the types of occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

        The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

š	a breach of his fiduciary duty, except to the extent described above;

š	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences;

š	an act or omission done with the intent to unlawfully realize personal gain; or

š	a fine or monetary settlement imposed upon him.

        Under the Companies Law, the term “office holder” may include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

        The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

        We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association. We have never had the occasion to indemnify any of our office holders.

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ITEM 9.	EXHIBITS

Exhibit Numbers	Description of Document

3.1	Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to like number exhibit filed with the Registrant's Registration Statement on Form F-1, File No. 333-0126909). Pursuant to approvals by shareholders, the Registrant's Articles of Association provide for an authorized share capital of NIS 800,000,000 divided into 800,000,000 shares.

4.1	Form of Securities Purchase Agreement*

4.2	Disclosure Schedules to the Securities Purchase Agreement*

4.3	Form of Registration Rights Agreement*

4.4	Schedule 6(b) to the Registration Rights Agreement*

5.1	Opinion of Yigal Arnon & Co. **

23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1) **

23.2	Consent of Brightman Almagor & Co.

24.1	Power of Attorney **

*	Incorporated by reference to our Report on Form 6-K dated March 2007 No. 1 (filed on March 15, 2007).

**	Previously filed.

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ITEM 10.	UNDERTAKINGS

    (a)        The undersigned Registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)        To file a post-effective amendment to the Registration Statement to include any financial statements required by item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to Registration Statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (5)        That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

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i.	the registrant is relying on Rule 430B (230.430B of this chapter):

A.	Each prospectus filed by the registrant pursuant to shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

    (6)        That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

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SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No.2 to the Registration Statement on Form F-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on May 14, 2007.

TOWER SEMICONDUCTOR LTD. By: /s/ Russell C. Ellwanger —————————————— Russell C. Ellwanger Director and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* —————————————— Dov Moran	Chairman of the Board	May 14, 2007

/s/ Russell C. Ellwanger —————————————— Russell C. Ellwanger	Director and Chief Executive Officer (Principal Executive Officer)	May 14, 2007

* —————————————— Oren Shirazi	Vice President of Finance and Acting Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 14, 2007

—————————————— Nir Gilad	Director

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* —————————————— Yossi Rosen	Director	May 14, 2007

—————————————— Dr. Eli Harari	Director

* —————————————— Miin Wu	Director	May 14, 2007

* —————————————— Melvin Keating	Director	May 14, 2007

* —————————————— Kalman Kaufman	Director	May 14, 2007

* —————————————— Hans Rohrer	Director	May 14, 2007

* —————————————— Miri Katz	Director	May 14, 2007

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Tower Semiconductor USA, Inc. By: /s/ Russell C. Ellwanger —————————————— Russell C. Ellwanger Chief Executive Officer	May 14, 2007

* By: /s/ Russell C. Ellwanger —————————————— Russell C. Ellwanger (Attorney in Fact)

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Exhibit Numbers	Description of Document

3.1	Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to like number exhibit filed with the Registrant's Registration Statement on Form F-1, File No. 333-0126909). Pursuant to approvals by shareholders, the Registrant's Articles of Association provide for an authorized share capital of NIS 800,000,000 divided into 800,000,000 shares.

4.1	Form of Securities Purchase Agreement*

4.2	Disclosure Schedules to the Securities Purchase Agreement*

4.3	Form of Registration Rights Agreement*

4.4	Schedule 6(b) to the Registration Rights Agreement*

5.1	Opinion of Yigal Arnon & Co. **

23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1) **

23.2	Consent of Brightman Almagor & Co.

24.1	Power of Attorney **

*	Incorporated by reference to our Report on Form 6-K dated March 2007 No. 1 (filed on March 15, 2007).

**	Previously filed.

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